Exhibit 10.17

International Business Machines Corporation ("IBM") Equity Award Agreement IBM Confidential
Plan	IBM 1999 Long-Term Performance Plan (the "Plan")
Award Type	Performance Share Units (PSUs)
Purpose	The purpose of this Award is to retain selected executives. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.
Awarded to Home Country	EdwardSebold United States (USA) 01G8551
Award Agreement	This Equity Award Agreement, together with the "Terms and Conditions of Your Equity Award Effective May 1, 2021" ("Terms and Conditions") document and the Plan http://w3.ibm.com/hr/exec/comp/eq_prospectus.html, both of which are incorporated herein by reference, together constitute the entire agreement between you and IBM with respect to your Award. This Equity Award Agreement shall be governed by the laws of the State of New York, without regard to conflicts or choice of law rules or principles.
Grant	Date of Grant	# PSUs Awarded
	May 3, 2021	7,356
Vesting

In connection with IBM’s announced intention to spin-off the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company (the separate publicly listed company referred to as “NewCo” and the spin-off referred to as “The Transaction”), which will occur on the date of the closing of such spin-off (referred to as “The Closing Date”). You can earn the PSUs awarded above, provided both of the following “Performance Criteria” have been met:

1.     You ensure successful completion of The Transaction as envisaged (for the avoidance of doubt, as a spin-off of the Managed Infrastructure Services Unit of the GTS business (excluding TSS)), with IBM no longer owning any equity stake in NewCo following The Closing Date of The Transaction; and

2.     You continue employment with NewCo immediately following The Closing Date of The Transaction

If both of the above Performance Criteria are satisfied as determined by the IBM Chief Executive Officer, your awards will be converted into shares of NewCo Restricted Stock Units (RSUs) according to the stated conversion formula for all unvested IBM equity awards on or around The Closing Date, and will vest in accordance with the following schedule:

•      33% on the six-month anniversary of The Closing Date
•      33% on the 1st anniversary of The Closing Date
•      34% on the 2nd anniversary of The Closing Date

Payout of Awards

Following the vesting dates described above, the Company or NewCo shall deliver to you a number of shares of Capital Stock equal to the number of your earned RSUs, net of any applicable tax withholding, and the respective PSUs shall thereafter be canceled.

All payouts under this Award are subject to the provisions of the Plan, this Agreement and the Terms and Conditions document, including those relating to the cancellation and rescission of awards.

Page 1 of 3           IBM Confidential

International Business Machines Corporation ("IBM") Equity Award Agreement
Terms and Conditions of Your Equity Award

Refer to the Terms and Conditions document attached for an explanation of the terms and conditions applicable to your Award, including those relating to:

·       Cancellation and rescission of awards (also see below)
·       Jurisdiction, governing law, expenses and taxes
·       Non-solicitation of Company employees and clients, if applicable
·       Treatment of your award in the event the Performance Criteria above cannot be met
·       Treatment of your Award in the event of death or disability or leave of absence
·       Treatment of your Award upon termination of employment, including for cause, and under all other circumstances.

It is strongly recommended that you print the Terms and Conditions document for later reference.

Cancellation and Rescission	You understand that IBM may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award in accordance with the terms of the Plan, including, without limitation, canceling or rescinding this Award if you render services for a competitor prior to, or during the Rescission Period. You understand that the Rescission Period that has been established is 12 months. Refer to the Terms and Conditions document and the Plan for further details.
Data Privacy, Electronic Delivery	By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among IBM and its subsidiaries and affiliates as necessary, and with any vendor engaged by IBM to administer this Award, subject to the Terms and Conditions document; you also consent to receiving information and materials in connection with this Award or any subsequent awards under IBM's long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.
Extraordinary Compensation	Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future. Future grants, if any, are at the sole grace and discretion of IBM, including but not limited to, the timing of the grant, the number of units and vesting provisions. This Equity Award Agreement is not part of your employment agreement, if any.

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International Business Machines Corporation ("IBM") Equity Award Agreement
Accept Your Award	This Award is considered valid when you accept it. This Award will be cancelled unless you accept it by 11:59 p.m. Eastern time two business days prior to the Closing Date. By pressing the Accept button below to accept your Award, you acknowledge having received and read this Equity Award Agreement, the Terms and Conditions document and the Plan under which this Award was granted and you agree (i) not to hedge the economic risk of this Award or any previously-granted outstanding awards, which includes entering into any derivative transaction on IBM securities (e.g., any short sale, put, swap, forward, option, collar, etc.), (ii) to comply with the terms of the Plan, this Equity Award Agreement and the Terms and Conditions document, including those provisions relating to cancellation and rescission of awards and jurisdiction and governing law, and (iii) that by your acceptance of this Award, all awards previously granted to you under the Plan or other IBM Long-Term Performance Plans are subject to (A) jurisdiction, governing law, expenses, taxes and administration section of the Terms and Conditions document (unless you are, and have been for at least 30 days immediately preceding, a resident of or an employee in Massachusetts at the time of the termination of your employment with IBM, in which case the jurisdiction, governing law, expenses, taxes and administration terms of your previous awards shall apply) and (B) any cancellation, rescission or recovery required by applicable laws, rules, regulations or standards, including without limitation any requirements or standards of the U.S. Securities and Exchange Commission or the New York Stock Exchange.

Page 3 of 3           IBM Confidential

IBM

TERMS AND CONDITIONS OF YOUR

EQUITY AWARD:

EFFECTIVE May 1, 2021

Terms and Conditions of Your Equity Award

Table of Contents

Introduction	3

How to Use This Document	3

Definition of Terms	4

Provisions that apply to all countries	6

Provisions that apply to select countries	8

Provisions that apply to the Performance Share Units (PSUs)	9

a. Performance Share Units (“PSUs”) including Cash-Settled PSUs	9

Provisions that apply to specific countries	10

a. Denmark	10

b. Israel	10

c. United States	10

Equity Awards: May 1, 2021	Page 2 of 10

Terms and Conditions of Your Equity Award

Introduction

This document provides you with the terms and conditions of your Award that are in addition to the terms and conditions contained in your Equity Award Agreement for your specific Award. Also, your Award is subject to the terms and conditions in the governing plan document; the applicable document is indicated in your Equity Award Agreement and can be found at https://w3cms.s3-api.us-geo.objectstorage.softlayer.net/inline-files/LTPP_1999_august_2007_prospectus.pdf.

How to Use This Document

Terms and conditions that apply to all awards in all countries can be found on page 6. Review these in addition to any award- or country-specific terms and conditions that may be listed. Once you have reviewed these general terms, check in your Equity Award Agreement for any award-specific and/or country-specific terms that apply to your Award.

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Terms and Conditions of Your Equity Award:

Definition of Terms

The following are defined terms from the Long-Term Performance Plan, your Equity Award Agreement, or this Terms and Conditions document. These are provided for your information. In addition to this document, see the Plan prospectus and your Equity Award Agreement for more details.

“Awards” -- The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

"Board" -- The Board of Directors of International Business Machines Corporation ("IBM").

"Capital Stock" -- Authorized and issued or unissued Capital Stock of IBM, at such par value as may be established from time to time.

“Committee” -- The committee designated by the Board to administer the Plan.

"Company" -- IBM and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which IBM has an equity interest.

“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

“Equity Award Agreement” -- The document provided to the Participant which provides the grant details.

"Fair Market Value" -- The average of the high and low prices of Capital Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which sales of Capital Stock were made on said exchange.

“NewCo” – Referred to as the working name of the envisaged new company that is created as a result of IBM spinning-off the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

Equity Awards: May 1, 2021	Page 4 of 10

"Participant" -- An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by IBM or by a subsidiary corporation (within the meaning of section 424(f) of the Code) of IBM, including a subsidiary that becomes such after the adoption of the Plan.

“Performance Team” -- For purposes of the Plan, the Performance Team refers to the team of IBM’s senior leaders who run IBM Business Units or geographies, including the chairman and CEO. The CEO selects and invites these senior leaders to join the Performance Team.

“Plan” -- Any IBM Long-Term Performance Plan.

“Termination of Employment” -- For the purposes of determining when you cease to be an employee for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer employed by IBM or a subsidiary corporation that employed the Participant when the Award was granted unless approved by a method designated by those administering the Plan.

“The Announcement Date” – If applicable, the date that IBM formally announces that it will not complete the spin-off of the Managed Infrastructure Services Unit of its IBM Global Technology Services business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

“The Closing Date” – The date that IBM completes the spin-off of the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed Company, with IBM no longer owning any equity stake in the new company.

“The Sale Date” – If applicable, the date that IBM completes the sale of the Managed Infrastructure Services Unit of its IBM Global Technology Services business and organization (excluding TSS) to another buyer (rather than being spun-off as a separate publicly listed company).

“The Transaction” – The spin-off of the Managed Infrastructure Services Unit of IBM’s Global Technology Services business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

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Terms and Conditions of Your Equity Award:

Provisions that apply to all countries

The following provisions apply to all countries and for the following Award types: Performance Share Units and Cash-Settled Performance Share Units.

Cancellation and Rescission

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of the Plan and your Equity Award Agreement (including the provisions relating to termination of employment, death and disability) shall be made in IBM’s sole discretion. Determinations made under your Equity Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

You agree that the cancellation and rescission provisions of the Plan and your Equity Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Plan) may result in cancellation or rescission of your Award. Detrimental Activity includes your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company.

Jurisdiction, Governing Law, Expenses, Taxes and Administration

Your Equity Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Equity Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or, Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of your Equity Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of your Equity Award Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce your Equity Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

Equity Awards: May 1, 2021	Page 6 of 10

If the Company, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of your Award, without limiting the Company’s rights under Section 9 of the Plan, the Company may withhold the number of shares that it determines is required to satisfy such liability and/or the Company may withhold amounts from other compensation to the extent required to satisfy such liability under federal, state, provincial, local, foreign or other tax laws. To the extent that such amounts are not withheld, the Company may require you to pay to the Company any amount demanded by the Company for the purpose of satisfying such liability.

If the Company changes the vendor engaged to administer the Plan, you consent to moving all of the shares you have received under the Plan that is in an account with such vendor (including unvested and previously vested shares), to the new vendor that the Company engages to administer the Plan. Such consent will remain in effect unless and until revoked in writing by you.

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Terms and Conditions of Your Equity Award:

Provisions that apply to select countries

The following provisions apply to select countries and for the following Award types, Performance Share Units and Cash-Settled Performance Share Units, granted to all individuals in all countries except those with a home country of Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, and Venezuela.

Non-Solicitation

In consideration of your Award, you agree that during your employment with the Company and for two years following the termination of your employment for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company. Also, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your job responsibilities during the last year of your employment with the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

Equity Awards: May 1, 2021	Page 8 of 10

Terms and Conditions of Your Equity Award:

Provisions that apply to the Performance Share Units (PSUs) for all countries

a. Performance Share Units (“PSUs”) including Cash-Settled PSUs

Treatment of your Award in the Event that the Performance Criteria cannot be met

If, other than by death or disability described below, your performance conditions are not met for any other reason by January 1, 2023, your PSUs will be cancelled when the performance criteria have been determined to have not been met.

Termination of Employment, including Death and Disability, and Leave of Absence

Termination of Employment and Leave of Absence

If you cease to be an active employee for any reason (other than on account of death or are disabled as described in Section 12 of the Plan) before they vest in accordance with the terms of your Equity Award Agreement, all PSUs are canceled immediately.

Death or Disability

Prior to the Date of Payout, (i) in the event of your death or (ii) if you are disabled (as described in Section 12 of the Plan), all PSUs shall continue to vest and be released according to the terms of your Equity Award Agreement. In the event The Transaction does not occur as envisaged by January 1, 2023, the PSUs would be released by January 1, 2023.

Equity Awards: May 1, 2021	Page 9 of 10

Terms and Conditions of Your Equity Award:

Provisions that apply to specific countries

a. Denmark

i. All Awards

Non-Solicitation

The following part of the above non-solicitation provision does not apply to those individuals with the home country of Denmark: “In consideration of your Award, you agree that during your employment with the Company and for two years following the termination of your employment for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company.”

b. Israel

i. All Awards

Data Privacy

In addition to the data privacy provisions in your Equity Award Agreement, you agree that data, including your personal data, necessary to administer this Award may be exchanged among IBM and its subsidiaries and affiliates as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by IBM to administer this Award.

c. United States

i. All Awards

Nothing in the Plan prospectus, your Equity Award Agreement or this Document affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016, as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law.

If you are, and have been for at least 30 days immediately preceding, a resident of, or an employee in Massachusetts at the time of the termination of your employment with IBM, cancellation and rescission provisions of the Plan will not apply if you engage in competitive activities after your employment relationship has ended with IBM. For the avoidance of doubt, cancellation and rescission provisions of the Plan will apply if you engage in (1) any Detrimental Activity prior to your employment relationship ending with IBM or (2) any Detrimental Activity described in Section 13(a) of the Plan other than engaging in competitive activities after your employment relationship has ended with IBM.

Equity Awards: May 1, 2021	Page 10 of 10

NONCOMPETITION AGREEMENT

In recognition of the critical role that you will play as a senior executive with International Business Machines Corporation (“IBM”) and in recognition of your access to IBM Confidential Information by virtue of this position, and further as consideration for your being hired as a senior executive, along with any and all awards to be granted to you under an International Business Machines Corporation Long-Term Performance Plan (“LTPP”), as well as your appointment to and/or membership on the Integration & Values Team (“I&VT”), and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Noncompetition Agreement (this “Agreement”) as follows:

1.      Covenants.

(a)    You acknowledge and agree that the compensation that you will receive in connection with this Agreement and your appointment to or continued membership on the I&VT, including any equity awards, cash and other compensation, is consideration both for your work at IBM and for your compliance with the post-employment restrictive covenants included in Paragraph 1 of this Agreement.

(b)    You acknowledge and agree that as a member of the I&VT (i) you will be exposed to some of the most sensitive IBM Confidential Information possessed by IBM and its affiliates (collectively, the “Company”), including global strategic plans, marketing plans, information regarding long-term business opportunities, and information regarding the development status of specific Company products, as well as extensive assessments of the global competitive landscape of the industries in which the Company competes; (ii) the IBM Confidential Information to which you will be exposed will pertain not only to the specific Company business or unit in which you are an executive, but also to confidential strategies, plans, and services that are Company-wide and that are specific to businesses and units other than your own; and (iii) this IBM Confidential Information represents the product of the Company’s substantial global investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.

(c)    You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that, separate from your role as a member of the l&VT, your employment by IBM will require that you have access to, and knowledge of, IBM Confidential Information; (ii) you will be given access to, and develop relationships with, customers of the Company at the time and expense of the Company; and (iii) by your training, experience and expertise, your services to the Company will be extraordinary, special and unique.

(d)    You acknowledge and agree that: (i) the disclosure of IBM Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company; (ii) you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with IBM, disclose, furnish, disseminate, make available or use, except in the course of performing your duties of employment, any IBM Confidential Information or any trade secrets or confidential business and technical information of the Company’s customers or vendors, without limitation as to when or how you may have acquired such information; and (iii) all such information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company, and that any retention and use of such information by you during or after your employment with IBM (except in the course of performing your duties and obligations hereunder) shall constitute a misappropriation of the Company’s trade secrets.

(e)    You acknowledge and agree that during your employment with IBM and for twelve (12) months following the termination of your employment either by you for any reason, by IBM for “Cause,” or by IBM without Cause where IBM elects, pursuant to Paragraph 4 below, to make certain severance payments to you, that:

(i) you will not directly or indirectly within the “Restricted Area” “Engage in or Associate with” (a) any “Business Enterprise” or (b) any competitor of the Company, if performing the duties and responsibilities of such engagement or association could result in you intentionally or unintentionally using, disclosing, or relying upon IBM Confidential Information to which you had access by virtue of your job duties or other responsibilities with IBM; and

(ii) you will not directly or indirectly solicit, for competitive business purposes, any customer of the Company with which you were directly or indirectly involved as part of your job responsibilities during the last twelve (12) months of your employment with IBM.

(f)       You further acknowledge and agree that during your employment with IBM and for two (2) years following the termination of your employment by either you or by IBM for any reason, you will not directly or indirectly within the “Restricted Area,” hire, solicit or make an offer to, or attempt to or participate or assist in any effort to hire, solicit, or make an offer to, any employee of the Company to be employed or to perform services outside of the Company. For purposes of this subsection l (f), “employee of the Company” includes any employee of the Company who worked within the Restricted Area at any time in the 12-month period immediately preceding any actual or attempted hiring, solicitation or making of an offer.

2.       Definitions.

(a)    For purposes of this Agreement, “Business_Enterprise” shall mean any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment.

(b)    For purposes of this Agreement, “Cause” shall mean, as reasonably determined by IBM, the occurrence of any of the following: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of your employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured), provided, however, that the mere failure to achieve performance objectives shall not constitute Cause; (vi) failure by you to perform your duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to you (no notice or cure period is required if the failure to perform cannot be cured); or (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including without limitation the duty of loyalty.

(c)    For purposes of this Agreement, “Engage in or Associate with” shall include without limitation engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. The phrase also shall include engagement or association as a shareholder or investor during the course of your employment with IBM, and shall include beneficial ownership of 5% or more of any class of outstanding stock of a Business Enterprise or competitor of the Company following the termination of your employment with IBM.

(d)    For purposes of this Agreement, “IBM Confidential Information” shall include, without limitation, the Company’s formulae, patterns. compilations, programs, devices, methods, techniques, software, tools, systems. and processes, the Company’s selling, manufacturing, servicing methods and business techniques, implementation strategies, and information about any of the foregoing, the Company’s training, service, and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, client data, global strategic plans. marketing plans, information about the Company’s management techniques and management strategies, information regarding long-term business opportunities. information regarding the development status of specific Company products. assessments of the global competitive landscape of the industries in which the Company competes, plans for acquisition or disposition of products or companies or business units, expansion plans, financial status and plans, compensation information, personnel information, and other business information and trade secrets of the Company, and also as defined by the Uniform Trade Secrets Act, as amended from time to time.

(e)    For purposes of this Agreement, “I&VT” shall mean the Integration and Values Team or any successor team or group constituted by the Company from time to time.

(f)     For purposes of this Agreement, “Restricted Area” shall mean any geographic area in the world in which you worked or for which you had job responsibilities, including supervisory responsibilities, during the last twelve (12) months of your employment with IBM. You acknowledge that as a result of your membership in the I&VT your job responsibilities with the Company are global in scope.

3.       Acknowledgements.

You acknowledge that a mere agreement not to disclose, use. or rely on IBM Confidential Information after your employment by IBM ends would be inadequate, standing alone, to protect IBM’s legitimate business interests. You further acknowledge that disclosure of, use of. or reliance on IBM Confidential Information, whether or not intentional, is often difficult or impossible for the Company to detect until it is too late to obtain any effective remedy. You further acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph I or otherwise improperly disclose, use, or rely on IBM Confidential Information. You acknowledge that the restrictions set forth in Paragraph I are reasonable as to geography and duration.

4.       Termination without Cause.

In the event that IBM terminates your employment without Cause. IBM may elect in its sole discretion to offer to you severance payments (in an amount and on terms that IBM will determine, and disclose to you, prior to your termination of employment) in accordance with IBM’s regular payroll practices and subject to all applicable foreign, federal, state and local withholdings or other taxes that IBM may from time to time be required to withhold. In the event you agree to such payments and without limiting the generality of the foregoing. IBM may cease making such payments under this Paragraph 4 if IBM believes that you are in breach of any of your obligations in this Agreement. Without prejudice to any other remedies under this Agreement or under applicable law, IBM may also seek to recoup any payments made to you under this Paragraph 4 if you breach any of your obligations under this Agreement

5.       Injunctive Relief.

You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement. This Paragraph 5 shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

6.       Severability.

In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

7.       Captions.

The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

8.       Waiver.

The failure of IBM to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of IBM to enforce the same. Waiver by IBM of any breach or default by you (or by any other employee or former employee of IBM) of any term or provision of this Agreement (or any similar agreement between IBM and you or any other employee or former employee of IBM) shall not operate as a waiver of any other breach or default.

9.       Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon IBM, any successor organization which shall succeed to IBM by acquisition, merger, consolidation or operation of law, or by acquisition of assets of IBM and any assigns. You may not assign your obligations under this Agreement.

10.     Disclosure of Existence of Covenants.

You agree that while employed by IBM and for two (2) years thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent, prior to accepting such employment, association, or representation,

11.     Notice to IBM of Prospective Position.

You agree that if, at any time during your employment or within twelve (12) months following the termination of your employment with IBM, you are offered and intend to accept a position to Engage in or Associate with any person, firm, association, partnership, corporation or other entity other than the Company, you will provide the Senior Vice President of Human Resources for IBM Corporation with two weeks’ written notice prior to accepting any such position. If for any reason you cannot, despite using your best efforts, provide the two weeks’ notice prior to accepting any such position, you agree that you will provide two weeks’ notice prior to commencing that new position. You acknowledge and agree that a two week notice period is appropriate and necessary to permit IBM to determine whether, in its view, your proposed new position could lead to a violation of this Agreement, and you agree that you will provide IBM with such information as IBM may request to allow IBM to complete its assessment (except that you need not provide any information that would constitute confidential or trade secret information of any entity other than the Company). If you are offered and intend to accept such a position while you are still employed by IBM, you further acknowledge and agree that during the two-week notice period required by this Paragraph, IBM may choose, in its sole discretion, to limit your duties in your position with IBM and to restrict your access to IBM’s premises, systems, products, information, and employees.

12.    No Oral Modification.

This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of IBM.

13.    Entire Agreement.

Although this Agreement sets forth the entire understanding between the Employee and IBM concerning the restrictive covenants herein, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation of the Employee to IBM under any other agreement, policy, plan or program of IBM. The Employee and IBM represent that, in executing this Agreement, the Employee and IBM have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

14.    Governing Law and Choice of Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. The parties acknowledge that the state and federal courts in New York and Westchester Counties have substantial experience in commercial disputes, including noncompetition and other employment related matters. For this reason, the parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. The parties agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

Edward J. Sebold
Edward J. Sebold (Print)

/s/ Edward J. Sebold
Edward J. Sebold (Signature)

4/25/2012
Date

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ J. Randall MacDonald
J. Randall MacDonald Senior VP - Human Resources

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